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MAXIM INTEGRATED PRODUCTS, INC.                                   EXHIBIT 11.1
COMPUTATION OF INCOME PER SHARE
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                           THREE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                          --------------------
                                                            1995         1996
                                                          -------      -------
Weighted average shares outstanding                        59,420       61,075

Add weighted average shares from assumed exercise
  of options and warrants when treasury shares are
  reacquired at average stock market price                 17,496       14,214

Less weighted average shares assumed repurchased
  from tax benefit from the assumed exercise
  of non-qualified stock options                           (6,365)      (4,905)
                                                          -------       -------

Common and common equivalent shares used
  in computing net income per share                        70,551        70,384
                                                          =======       =======

Net income applicable to computation of
  income per share                                        $22,585       $31,392
                                                          =======       =======

Income per share                                            $0.32         $0.45
                                                          =======       =======
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